                                                     REGISTRATION NO. 333-104553

     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 22, 2005

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              ---------------------

                         POST-EFFECTIVE AMENDMENT NO. 2
                                 TO FORM SB-2 ON
                                    FORM S-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              ---------------------

                                MICROISLET, INC.
                 (Name Of Small Business Issuer In Its Charter)

             NEVADA                                      88-0408274
(State or Other Jurisdiction of             (I.R.S. Employer Identification No.)
                                               Incorporation or Organization)


                        6370 NANCY RIDGE DRIVE, SUITE 112
                          SAN DIEGO, CALIFORNIA, 92121
                                 (858) 657-0287

          (Address and Telephone Number of Principal Executive Offices
                        and Principal Place of Business)

                              ---------------------

                               WILLIAM G. KACHIOFF
               VICE PRESIDENT, FINANCE AND CHIEF FINANCIAL OFFICER
                                MICROISLET, INC.
                        6370 NANCY RIDGE DRIVE, SUITE 112
                          SAN DIEGO, CALIFORNIA, 92121
                                 (858) 657-0287
            (Name, Address and Telephone Number of Agent For Service)

                              ---------------------

                                   Copies To:
                              JOHN D. TISHLER, ESQ.
                             STEPHEN R. LASALA, ESQ.
                     SHEPPARD, MULLIN, RICHTER & HAMPTON LLP
                        12544 HIGH BLUFF DRIVE, SUITE 300
                               SAN DIEGO, CA 92130
                                 (858) 720-8900

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
>From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), check the following box. [X]

If the registrant elects to deliver its last annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box. [ ]

If this form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to rule 434, check the following box. [ ]


                                EXPLANATORY NOTE

Pursuant to Rule 401(e) under the Securities Act, the Registrant is filing this Post-Effective Amendment No. 2 to Form SB-2 on Form S-2 to update the information contained in the prospectus included in Registration Statement No. 333-104553 (the "Registration Statement"). The Registration Statement was originally filed on April 15, 2003 and declared effective on April 23, 2003. Post-Effective Amendment No. 1 was filed on May 28, 2004 and declared effective on June 14, 2004.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the post-effective amendment to the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   Subject to Completion, Dated April 22, 2005

                                   PROSPECTUS

                        5,021,803 shares of common stock

                                MICROISLET, INC.

This prospectus relates to the sale of up to 5,021,803 shares of our common stock by Fusion Capital II, LLC. Fusion Capital is sometimes referred to in this prospectus as the selling stockholder. The prices at which Fusion Capital may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering.

Our common stock is traded on the American Stock Exchange under the symbol "MII". The closing price of our common stock on April 21, 2005 was $1.39.

AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF THESE RISKS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SELLING STOCKHOLDER IS AN "UNDERWRITER" WITHIN THE MEANING OF THE SECURITIES ACT OF 1933, AS AMENDED.

               The date of this prospectus is _____________, 2005.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

         Prospectus Summary...................................................3
         Risk Factors.........................................................4
         Use of Proceeds.....................................................12
         The Fusion Transaction..............................................13
         Selling Stockholders................................................16
         Plan of Distribution................................................16
         Description of Securities...........................................18
         Limitation on Liability and Indemnification Matters.................18
         Legal Matters.......................................................19
         Experts.............................................................19
         Where You Can Find More Information About Us........................20
         Forward-Looking Statements..........................................20


You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and are seeking offers to buy, common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common stock. In this prospectus, "MicroIslet", "we", "us" and "our" refer to MicroIslet, Inc., a Nevada corporation, unless the context otherwise requires.

                               PROSPECTUS SUMMARY

THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION YOU SHOULD CONSIDER BEFORE BUYING SHARES IN THIS OFFERING. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING "RISK FACTORS" AND OUR FINANCIAL STATEMENTS BEFORE MAKING AN INVESTMENT DECISION ABOUT OUR COMPANY.

GENERAL

We are a biotechnology company engaged in the research, development, and commercialization of patented technologies in the field of transplantation therapy for people with insulin-dependent diabetes. Our patented islet transplantation technology, exclusively licensed from Duke University, includes methods for isolating, culturing, cryopreservation, and immuno-protection (microencapsulation) of islet cells. We intend to continue our research and development efforts and, ultimately, to introduce of our products to the market. Our common stock trades on the American Stock Exchange under the trading symbol "MII".

PRINCIPAL EXECUTIVE OFFICES

Our principal executive offices are located at 6370 Nancy Ridge Drive, Suite 112, San Diego, California 92121. You can reach our principal executive offices by telephone at (858) 657-0287 or through our website at www.microislet.com. The content of this website does not constitute part of this prospectus.

                                  THE OFFERING

On April 1, 2003, we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC, pursuant to which Fusion Capital agreed to purchase, on each trading day, at least $20,000 of our common stock up to an aggregate, under certain conditions, of $12.0 million. The common stock purchase agreement was amended on May 4, 2004 to, among other things, revise the daily purchase amount and give us the option to increase the aggregate amount that may be purchased under the agreement to $24.0 million and extend the term of the agreement. In our discretion, we may elect to increase the daily purchase amount depending on our stock price. Fusion Capital, the selling stockholder under this prospectus, is offering for sale up to 5,021,803 shares of our common stock that it holds or may in the future acquire from us pursuant to the common stock purchase agreement. As of April 15, 2005, there were 39,843,912 shares outstanding, including the 501,468 shares that we have issued to Fusion Capital as compensation for its purchase commitment and expense reimbursement and 1,469,665 shares that have been sold to Fusion Capital pursuant to the common stock purchase agreement as of April 15, 2005, but excluding the remaining 4,530,335 shares that may be offered by Fusion Capital pursuant to this prospectus. The number of shares offered by this prospectus represents 12.6% of the total common stock outstanding as of April 15, 2005. The number of shares ultimately offered for sale by Fusion Capital is dependent upon the number of shares purchased by Fusion Capital under the common stock purchase agreement. Fusion Capital does not have the right or the obligation to purchase our stock in the event that the stock is trading below $0.50 per share.

We will not receive any proceeds from the sale of any of the shares offered and sold by Fusion Capital. However, we may receive up to $24.0 million in gross proceeds from the sale of our common stock to Fusion Capital under the common stock purchase agreement for general corporate and working capital purposes. As of April 15, 2005, we have received $1,100,000 in gross proceeds from the sale of our common stock to Fusion Capital.

                                  RISK FACTORS

YOU SHOULD CONSIDER THE FOLLOWING FACTORS AND OTHER INFORMATION IN THIS PROSPECTUS RELATING TO OUR BUSINESS AND PROSPECTS BEFORE DECIDING TO INVEST IN THE SECURITIES. THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK, AND YOU SHOULD PURCHASE THE SECURITIES ONLY IF YOU CAN AFFORD TO LOSE THE ENTIRE SUM INVESTED IN THESE SECURITIES. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY ADVERSELY AFFECTED. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT. ADDITIONAL RISKS AND UNCERTAINTIES, INCLUDING THOSE THAT ARE NOT YET IDENTIFIED OR THAT WE CURRENTLY BELIEVE ARE IMMATERIAL, MAY ALSO ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS. YOU SHOULD ALSO REFER TO THE OTHER INFORMATION IN THIS PROSPECTUS, INCLUDING OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES.

The following factors, among others, could cause actual results to differ materially from those contained in forward-looking statements made in this prospectus and presented elsewhere by management from time to time.

RISKS RELATED TO OUR COMPANY

WE HAVE A HISTORY OF OPERATING LOSSES AND ACCUMULATED DEFICIT, AND WE MAY NOT ACHIEVE OR MAINTAIN PROFITABILITY IN THE FUTURE.

We have experienced significant operating losses in each period since our inception. As of December 31, 2004, we have incurred total accumulated losses of $21.1 million. We expect these losses to continue and it is uncertain when, if ever, we will become profitable. These losses have resulted principally from costs incurred in research and development and from general and administrative costs associated with operations. We expect to incur increasing operating losses in the future as a result of expenses associated with research and product development as well as general and administrative costs. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

WE WILL NEED ADDITIONAL CAPITAL IN THE FUTURE TO SUPPORT OUR GROWTH, AND RAISING SUCH CAPITAL WILL LIKELY CAUSE SUBSTANTIAL DILUTION TO EXISTING STOCKHOLDERS. IF ADDITIONAL CAPITAL IS NOT AVAILABLE, WE MAY HAVE TO CURTAIL OR CEASE OPERATIONS.

Our current plans indicate we will need significant additional capital for research and development before we have any anticipated revenue generating products. The actual amount of funds that we will need will be determined by many factors, some of which are beyond our control, and we may need funds sooner than currently anticipated. These factors include:

         o the extent to which we enter into licensing arrangements, collaborations or joint ventures;

         o        our progress with research and development;

         o        the costs and timing of obtaining new patent rights;

         o        the extent to which we acquire or license other technologies;
                  and

         o regulatory changes and competition and technological developments in the market.

Fusion Capital Fund II, LLC has agreed to provide us up to $24 million under a common stock purchase agreement, of which approximately $22.9 million remains available as of April 15, 2005. However, the extent we rely on Fusion Capital as a source of funding will depend on a number of factors including the prevailing market price of our common stock and the factors listed above. For example, our continued access to financing under our common stock purchase agreement with Fusion Capital requires the market price of our common stock to remain above $0.50 per share and a registration statement for the shares to be purchased by Fusion Capital to remain available. If investment from Fusion Capital is unavailable or prohibitively expensive, we will need to secure another source of funding, in order to satisfy our working capital needs.

When we require additional funds, which may be above and beyond the funds we may raise from Fusion Capital, general market conditions or the then-current market price of our common stock may not support capital raising transactions such as an additional public or private offerings of our common stock. If we require additional funds and we are unable to obtain them on a timely basis or on terms favorable to us, we may be required to scale back our development of new products, sell or license some or all of our technology or assets or curtail or cease operations. If we raise additional funds by selling additional shares of our capital stock, the ownership interest of our stockholders will be diluted.

WE MAY NOT BE ABLE TO OBTAIN THE FULL $24 MILLION GROSS PROCEEDS UNDER OUR COMMON STOCK PURCHASE AGREEMENT WITH FUSION CAPITAL.

We have the right to receive only $20,000 per trading day under the agreement with Fusion Capital unless our stock price equals or exceeds $1.25, in which case the daily amount may be increased under certain conditions as the price of our common stock increases. At our recent stock price of $1.40 per share, we have the right to receive $30,000 per trading day. Fusion Capital will not have the right or the obligation to purchase any shares of our common stock on any trading days that the purchase price of our common stock under the purchase agreement would be less than $0.50. We registered 6,501,468 shares for sale by Fusion Capital, a total of 1,971,133 of which have been previously issued (including 491,468 commitment shares and 10,000 shares issued as expense reimbursement) and 4,530,335 of which have not yet been issued and are included in this prospectus (together with 491,468 commitment shares). We will not be permitted to sell shares to Fusion Capital until the SEC declares effective a post-effective amendment to the registration statement updating the financial and other information in the prospectus as required under the Securities Act. Depending on our stock price and our utilization of the Fusion Capital commitment, we may be limited in the amount of capital we raise from Fusion Capital unless we authorize and register additional shares of common stock beyond the 5,021,803 shares included in this prospectus, which we have the right but not the obligation to do.

WE HAVE RELIED ON CAPITAL CONTRIBUTED BY RELATED PARTIES, AND SUCH CAPITAL MAY NOT BE AVAILABLE IN THE FUTURE.

A trust affiliated with Mr. John J. Hagenbuch, a significant stockholder of our company, made short term loans to us for a total of $500,000 on April 11, 2003 and May 12, 2003 to meet working capital needs. In October 2003, the notes evidencing these loans were cancelled in exchange for shares of our common stock and warrants to purchase common stock. At the same time, Mr. Hagenbuch's trust purchased additional shares of our common stock for $150,000 cash. We may not be able to obtain capital from related parties in the future. Neither Mr. Hagenbuch nor any of our officers, directors, or other stockholders (other than Fusion Capital under the common stock purchase agreement) are under any obligation to continue to provide cash to meet our future liquidity needs.

WE ARE SUBJECT TO NEW CORPORATE GOVERNANCE AND INTERNAL CONTROLS REPORTING REQUIREMENTS, AND OUR COSTS RELATED TO COMPLIANCE WITH, OR OUR FAILURE TO COMPLY WITH EXISTING AND FUTURE REQUIREMENTS COULD ADVERSELY AFFECT OUR BUSINESS.

We face new corporate governance requirements under the Sarbanes-Oxley Act of 2002, as well as new rules and regulations subsequently adopted by the SEC, the Public Company Accounting Oversight Board and the American Stock Exchange. These laws, rules and regulations continue to evolve and may become increasingly stringent in the future. In particular, we will be required to include management and auditor reports on internal controls as part of our annual report for the year ended December 31, 2006 pursuant to Section 404 of the Sarbanes-Oxley Act. We are in the process of evaluating our control structure to help ensure that we will be able to comply with Section 404 of the Sarbanes-Oxley Act. We cannot assure you that we will be able to fully comply with these laws, rules and regulations that address corporate governance, internal control reporting and similar matters. Failure to comply with these laws, rules and regulations could materially adversely affect our reputation, financial condition and the value of our securities.

OUR PRODUCTS MAY NOT BE SUCCESSFULLY DEVELOPED OR COMMERCIALIZED, WHICH WOULD HARM US AND FORCE US TO CURTAIL OR CEASE OPERATIONS.

We are a relatively new company and our technologies are still in the early stages of development. We are currently working to develop our first product, MicroIslet-P(TM). This product may not be successfully developed or commercialized on a timely basis, or at all. If we are unable, for technological or other reasons, to complete the development, introduction or scale-up of manufacturing of this product or other potential products, or if our products do not achieve a significant level of market acceptance, we would be forced to curtail or cease operations. Even if we develop our products for commercial use and obtain all necessary regulatory approval, we may not be able to develop products that:

         o are accepted by, and marketed successfully to, the diabetes marketplace;

         o        are safe and effective;

         o        are protected from competition by others;

         o        do not infringe the intellectual property rights of others;

         o are developed prior to the successful marketing of similar products by competitors; or

         o can be manufactured in sufficient quantities or at a reasonable cost.

OUR RESEARCH AND DEVELOPMENT PROGRAMS RELY ON TECHNOLOGY LICENSED FROM THIRD PARTIES, AND TERMINATION OF ANY OF THOSE LICENSES WOULD RESULT IN LOSS OF SIGNIFICANT RIGHTS TO DEVELOP AND MARKET OUR PRODUCTS, WHICH WOULD IMPAIR OUR BUSINESS.

We have exclusive worldwide rights to our technology for the isolation, culture, storage and encapsulation (microencapsulation) of insulin-producing islet cells from porcine sources, through a license agreement with Duke University. Our license generally may be terminated by Duke University if we fail to perform our obligations, including obligations to conduct a research and development program and develop the licensed products for commercialization. If terminated, we would lose the right to develop the licensed products, which would significantly harm our business. The license agreement contemplates that once the research and development program is completed, we and Duke University will agree upon milestones toward commercialization of the licensed products. We will be required to meet those agreed milestones, and if we fail to do so in a material way, our license rights may become non-exclusive. If disputes arise in the negotiation of those milestones, or once agreed upon, over the definition of these requirements or whether we have satisfied the requirements in a timely manner, or if any other obligations in the license agreement are disputed by Duke University, the other party could terminate the agreement and we could lose our rights to develop the licensed technology.

WE WILL REQUIRE A SUPPLY OF DESIGNATED PATHOGEN FREE PIGS IN ORDER TO COMMENCE AND CONTINUE HUMAN CLINICAL TRIALS ON OUR MICROISLET P(TM) PRODUCT. IF WE CANNOT SECURE A SUFFICIENT ONGOING SUPPLY OF THESE PIGS FROM THE SINGLE FACILITY WHICH IS CURRENTLY ABLE TO PRODUCE THEM, WE MAY BE REQUIRED TO BUILD OUR OWN FACILITY, WHICH WOULD SUBSTANTIALLY INCREASE OUR COSTS AND LIKELY SUBSTANTIALLY DELAY OUR ABILITY TO COMMENCE CLINICAL TRIALS.

Under the rules of the Food and Drug Administration, islets used for implantation in humans must come from purpose-bred, pathogen free, vaccinated pigs (referred to as designated pathogen free pigs), raised in a United States Department of Agriculture certified facility specifically designed for biomedical research purposes. Establishing such a herd requires a clean room facility, a significant amount of time, and veterinary expertise. We currently receive designated pathogen free pigs for our preclinical research from the Mayo Foundation for Medical Education and Research. We have not identified other suppliers in North America that can currently produce designated pathogen free pigs to the required specification, although others may exist. If the Mayo Foundation were to cease providing designated pathogen free pigs to us in sufficient quantities, we would be required either to locate another facility which is able to supply designated pathogen free pigs, which may not be possible, or to construct and operate our own facility. The cost to construct and operate our own farm facility would materially increase our costs of clinical studies, and would likely delay the commencement or continuation of clinical studies for a period of two years or more.

We could also experience substantially increased costs and substantial delays if the Mayo Foundation or any other facility which supplies designated pathogen free pigs, including any facility we operate ourselves, were to become contaminated. In such case, there would be a delay of at least twelve months before such facility could again deliver designated pathogen free pigs. Were any of such events to occur before the commencement of clinical trials, such trials might have to be delayed. Were any of such events to occur during clinical trials, we may have to halt those clinical trials and could lose the benefit of the data gathered and the costs incurred. We could also lose key staff members and collaborators if clinical trials were substantially delayed. We would be required to continue to pay our operating expenses while we waited to recommence clinical trials, and the payment of such expenses may deplete our cash reserves and make it more difficult for us to raise capital for future clinical trials. Our ability to execute our business plan could be threatened and our stock price could decline substantially in response to any of these occurrences.

WE MAY NOT BE ABLE TO FORM AND MAINTAIN THE COLLABORATIVE RELATIONSHIPS THAT OUR BUSINESS STRATEGY REQUIRES, AND IF WE CANNOT DO SO, OUR ABILITY TO DEVELOP PRODUCTS AND REVENUE WILL SUFFER.

We must form research collaborations and licensing arrangements with several partners at the same time to operate our business successfully. To succeed, we will have to maintain our existing relationships and establish additional collaborations. We cannot be sure that we will be able to establish any additional research collaborations or licensing arrangements necessary to develop and commercialize products using our technology or that we can do so on terms favorable to us. If our collaborations are not successful or we are not able to manage multiple collaborations successfully, our programs may suffer.

Collaborative agreements generally pose the following risks:

         o collaborators may not pursue further development and commercialization of products resulting from collaborations or may elect not to continue or renew research and development programs;

         o collaborators may delay clinical trials, underfund a clinical trial program, stop a clinical trial or abandon a product, repeat or conduct new clinical trials or require a new formulation of a product for clinical testing;

         o collaborators could independently develop, or develop with third parties, products that could compete with our future products;

         o the terms of our agreements with our current or future collaborators may not be favorable to us;

         o a collaborator with marketing and distribution rights to one or more products may not commit enough resources to the marketing and distribution of our products, limiting our potential revenues from the commercialization of a product;

         o disputes may arise delaying or terminating the research, development or commercialization of our products, or result in significant litigation or arbitration; and

         o collaborations may be terminated and, if terminated, we would experience increased capital requirements if we elected to pursue further development of the product.

In addition, there have been a significant number of recent business combinations among large pharmaceutical companies which have resulted in a reduced number of potential future collaborators. If business combinations involving our collaborators were to occur, the effect could be to diminish, terminate or cause delays in one or more of our product development programs.

WE MAY NOT SUCCESSFULLY DEVELOP OR DERIVE REVENUES FROM OUR CELL THERAPY PROGRAMS, AND IF WE DO NOT, YOUR INVESTMENT MAY DECLINE IN VALUE.

Our cell therapy programs are still in the early stages of development and may not result in marketable products. We are directing our technology and development focus primarily toward identifying processes and products that are believed to produce optimal treatment for insulin-dependent diabetes. However, these efforts may never generate revenue.

THE REGULATORY APPROVAL PROCESS IS EXPENSIVE, TIME CONSUMING AND UNCERTAIN. FAILURE TO RECEIVE APPROVAL FOR COMMERCIALIZATION OF ANY POTENTIAL PRODUCT DEVELOPED BY US OR OUR COLLABORATORS WOULD HAVE A NEGATIVE IMPACT ON OUR BUSINESS AND YOUR INVESTMENT.

The FDA must approve any biological product before it can be marketed in the United States. Biological products must also be approved by the regulatory agencies of foreign governments before the product can be sold outside the U.S. Before an investigational new drug application (IND) can be filed with the FDA, the potential product must undergo preclinical laboratory tests, preclinical studies in animals and formulation studies. Once the IND becomes effective, adequate and well-controlled human clinical trials to establish the safety and efficacy of the product are required. Commercialization of any therapeutic or other product that we or our collaborators may develop depends upon successful completion of these preclinical studies and clinical trials. Preclinical testing and clinical development are long, expensive and uncertain processes and we do not know whether we, or any of our collaborative partners, will be permitted to undertake clinical trials of any potential products. It may take us or our collaborative partners many years to complete any such testing, and failure can occur at any stage of testing. Preliminary results of trials do not necessarily predict final results, and acceptable results in early trials may not be repeated in later trials. A number of companies in the pharmaceutical industry, including biotechnology companies, have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. Delays or rejections of potential products may be encountered based on changes in regulatory policy for product approval during the period of product development and regulatory agency review. Moreover, we or our collaborative partners may decide to discontinue development of any or all of these projects at any time for commercial, scientific or other reasons.

IF WE RECEIVE REGULATORY APPROVAL, WE WILL ALSO BE SUBJECT TO ONGOING FDA OBLIGATIONS AND CONTINUED REGULATORY REVIEW, SUCH AS CONTINUED SAFETY REPORTING REQUIREMENTS, AND WE MAY ALSO BE SUBJECT TO ADDITIONAL FDA POST-MARKETING OBLIGATIONS. THESE AND OTHER REGULATORY REQUIREMENTS COULD ADVERSELY AFFECT OUR ABILITY TO GENERATE REVENUE AND REQUIRE ADDITIONAL EXPENDITURES TO BRING OUR PRODUCTS TO MARKET.

Any regulatory approvals that we receive for our products may also be subject to limitations on the indicated uses for which the product may be marketed or contain requirements for potentially costly post-marketing follow-up studies. In addition, we or our third party manufacturers may be required to undergo a pre-approval inspection of manufacturing facilities by the FDA and foreign authorities before obtaining marketing approval, and will be subject to periodic inspection by the FDA and corresponding foreign regulatory authorities under reciprocal agreements with the FDA. Such inspections may result in compliance issues that could prevent or delay marketing approval, or require the expenditure of money or other resources to correct.

THE TRANSPLANTATION OF ANIMAL CELLS INTO HUMANS INVOLVES RISKS WHICH HAVE RESULTED IN ADDITIONAL FDA OVERSIGHT AND WHICH IN THE FUTURE MAY RESULT IN ADDITIONAL REGULATION THAT MAY PREVENT OR DELAY APPROVAL OF OUR POTENTIAL PRODUCTS AND REQUIRE ADDITIONAL EXPENDITURES TO BRING THESE PRODUCTS TO MARKET.

Our business involves the transplantation of animal cells into humans, a process known as xenotransplantation. Xenotransplantation poses a risk that viruses or other animal pathogens may be unintentionally transmitted to a human patient. The FDA will require testing to determine whether infectious agents, including porcine endogenous retroviruses, also known as PERV, are present in patients who have received cells, tissues or organs from porcine sources. While PERV has not been shown to cause any disease in pigs, it is not known what effect, if any, PERV may have on humans.

Other companies are currently conducting clinical trials involving the transplantation of porcine cells into humans. The FDA requires lifelong monitoring of these transplant recipients. If PERV or any other virus or infectious agent is detected in tests or samples from these transplant recipients, the FDA may require that we not initiate or halt our clinical trials and perform additional tests to assess the risk of infection to potential patients. This could result in additional costs to us and delay in the trials of our products under development.

The FDA has published guidelines for development of xenotransplantation products and is continuing to monitor closely the development of such products to determine if additional guidelines are required as more data is obtained. We may not be able to comply with any final guidelines the FDA may issue.

THE REIMBURSEMENT STATUS OF NEWLY APPROVED HEALTHCARE PRODUCTS AND TREATMENTS IS UNCERTAIN AND FAILURE TO OBTAIN ADEQUATE REIMBURSEMENT COULD LIMIT OUR ABILITY TO MARKET ANY PRODUCTS WE MAY DEVELOP AND DECREASE OUR ABILITY TO GENERATE REVENUE.

There is significant uncertainty related to the reimbursement of newly approved pharmaceutical products. Our ability and the ability of our collaborators to commercialize products in both domestic and foreign markets will depend in part on the reimbursements, if any, obtained from third-party payors such as government health administration authorities, private health insurers, managed care programs and other organizations. Third-party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement of new pharmaceutical products. Cost control initiatives could decrease the price that we, or our collaborators, would receive for our products and affect our ability to commercialize any products we may develop. If third parties fail to provide adequate reimbursement for our products, consumers and doctors may not choose to use our products, and we may not realize an acceptable return on our investment in product development.

BECAUSE MANY OF OUR COMPETITORS HAVE SUBSTANTIALLY GREATER CAPITAL RESOURCES AND MORE EXPERIENCE IN RESEARCH AND DEVELOPMENT, MANUFACTURING AND MARKETING THAN US, WE MAY NOT SUCCEED IN DEVELOPING OUR PROPOSED PRODUCTS AND BRINGING THEM TO MARKET IN A COST-EFFECTIVE, TIMELY MANNER.

We expect to compete with a broad range of organizations that are engaged in the development and production of products, services and strategies to treat diabetes. They include:

         o        biotechnology, pharmaceutical, chemical and other companies;

         o        academic and scientific institutions;

         o        governmental agencies; and

         o        public and private research organizations.

We are a development stage company engaged exclusively in research and development. We have not yet completed the development of our first product and have no revenue from operations. As a result, we may have difficulty competing with larger, established biomedical and pharmaceutical companies. These companies have much greater financial, technical, research, marketing, sales, distribution, service and other resources than us. Moreover, they may offer broader product lines, services and have greater name recognition than we do, and may offer discounts as a competitive tactic. In addition, several early stage companies are currently developing products that may compete with our potential products. We anticipate strong competition from traditional and alternate insulin delivery systems, such as inhalable insulin or insulin pumps. We also expect to compete with other companies involved, like us, in the implantation of cells. These cells may be derived from animals, embryonic or adult stem cells, human cells or genetically altered cell lines.

IF WE ARE UNABLE TO PROTECT EFFECTIVELY OUR INTELLECTUAL PROPERTY, THIRD PARTIES MAY USE OUR TECHNOLOGY, WHICH COULD IMPAIR OUR ABILITY TO COMPETE IN OUR MARKETS.

Our success will depend on our ability to obtain and protect patents on our technology and to protect our trade secrets. The patents we currently license, and any future patents we may obtain or license, may not afford meaningful protection for our technology and products. Others may challenge our patents and, as a result, our patents could be narrowed, invalidated or unenforceable. In addition, our current and future patent applications may not result in the issuance of patents in the United States or foreign countries. Competitors might develop products similar to ours that do not infringe our patents. In order to protect or enforce our patent rights, we may initiate interference proceedings, oppositions, or patent litigation against third parties, such as infringement suits. These lawsuits could be expensive, take significant time and divert management's attention from other business concerns. The patent position of biotechnology firms generally is highly uncertain, involves complex legal and factual questions, and has recently been the subject of much litigation. No consistent policy has emerged from the U.S. Patent and Trademark Office or the courts regarding the breadth of claims allowed or the degree of protection afforded under biotechnology patents. In addition, there is a substantial backlog of biotechnology patent applications at the U.S. Patent and Trademark Office, and the approval or rejection of patent applications may take several years.

In addition to patent protection, we require our employees, consultants, advisors and collaborators to execute confidentiality agreements. However, we cannot guarantee that these agreements will provide us with adequate protection against improper use or disclosure of confidential information. In addition, in some situations, these agreements may conflict with, or be subject to, the rights of third parties with whom our employees, consultants or advisors have prior employment or consulting relationships. Further, others may gain access to our trade secrets or independently develop substantially equivalent proprietary information and techniques.

OUR SUCCESS WILL DEPEND PARTLY ON OUR ABILITY TO OPERATE WITHOUT INFRINGING ON OR MISAPPROPRIATING THE PROPRIETARY RIGHTS OF OTHERS.

We may be sued for infringing on the patent rights or misappropriating the proprietary rights of others. Intellectual property litigation is costly, and, even if we prevail, the cost of such litigation could adversely affect our business, financial condition and results of operations. In addition, litigation is time consuming and could divert management attention and resources away from our business. If we do not prevail in any litigation, we could be required to stop the infringing activity and/or pay substantial damages. Under some circumstances in the United States, these damages could be triple the actual damages the patent holder incurs. If we have supplied infringing products to third parties for marketing or licensed third parties to manufacture, use or market infringing products, we may be obligated to indemnify these third parties for any damages they may be required to pay to the patent holder and for any losses the third parties may sustain themselves as the result of lost sales or damages paid to the patent holder.

If a third party holding rights under a patent successfully asserts an infringement claim with respect to any of our products, we may be prevented from manufacturing or marketing our infringing product in the country or countries covered by the patent we infringe, unless we can obtain a license from the patent holder. Any required license may not be available to us on acceptable terms, or at all. Some licenses may be non-exclusive, and therefore, our competitors may have access to the same technology licensed to us. If we fail to obtain a required license or are unable to design around a patent, we may be unable to market some of our anticipated products, which could have a material adverse effect on our business, financial condition and results of operations.

IF WE LOSE OUR KEY SCIENTIFIC AND MANAGEMENT PERSONNEL, OUR PRODUCT DEVELOPMENT AND COMMERCIALIZATION EFFORTS WOULD SUFFER.

Our performance is substantially dependent on the performance of our current senior management, board of directors and key scientific and technical personnel and advisers. The loss of the services of any member of our senior management, board of directors, scientific or technical staff or advisory board may significantly delay or prevent the achievement of product development and other business objectives and could have a material adverse effect on our business, operating results and financial condition.

WE HAVE NO COMMERCIAL PRODUCTION CAPABILITY AND WE MAY ENCOUNTER PRODUCTION PROBLEMS OR DELAYS, WHICH COULD RESULT IN LOWER REVENUE.

To date, we have not produced any product. Customers for any potential products and regulatory agencies will require that we comply with current good manufacturing practices that we may not be able to meet. We may not be able to maintain acceptable quality standards if we ramp up production. To achieve anticipated customer demand levels, we will need to scale-up our production capability and maintain adequate levels of inventory. We may not be able to produce sufficient quantities to meet market demand. If we cannot achieve the required level and quality of production, we may need to outsource production or rely on licensing and other arrangements with third parties. This reliance could reduce our gross margins and expose us to the risks inherent in relying on others. We may not be able to successfully outsource our production or enter into licensing or other arrangements under acceptable terms with these third parties, which could adversely affect our business.

WE HAVE NO MARKETING OR SALES STAFF, AND IF WE ARE UNABLE TO ENTER INTO COLLABORATIONS WITH MARKETING PARTNERS OR IF WE ARE UNABLE TO DEVELOP OUR OWN SALES AND MARKETING CAPABILITY, WE MAY NOT BE SUCCESSFUL IN COMMERCIALIZING OUR PRODUCTS.

We currently have no sales, marketing or distribution capability. As a result, we will depend on collaborations with third parties that have established distribution systems and direct sales forces. To the extent that we enter into co-promotion or other licensing arrangements, our revenues will depend upon the efforts of third parties, over which we may have little or no control.

If we are unable to reach and maintain agreement with one or more pharmaceutical companies or collaborators under acceptable terms, we may be required to market our products directly. We may elect to establish our own specialized sales force and marketing organization to market our products. In order to do this, we would have to develop a marketing and sales force with technical expertise and with supporting distribution capability. Developing a marketing and sales force is expensive and time consuming and could delay a product launch. We may not be able to develop this capacity, which would make us unable to commercialize our products.

IF WE ARE SUBJECT TO PRODUCT LIABILITY CLAIMS AND HAVE NOT OBTAINED ADEQUATE INSURANCE TO PROTECT AGAINST THESE CLAIMS, OUR FINANCIAL CONDITION WOULD SUFFER.

If we are able to launch commercially our products, we will face exposure to product liability claims. We intend to secure limited product liability insurance coverage, but may not be able to obtain such insurance on acceptable terms with adequate coverage, or at reasonable costs. There is also a risk that third parties for which we have agreed to indemnify could incur liability.

Since we will conduct clinical trials on humans, we face the risk that the use of our products will result in adverse effects. These risks will exist even for products developed that may be cleared for commercial sale. We cannot predict all of the possible harms or side effects that may result and, therefore, the amount of insurance coverage we obtain may not be adequate to protect us from all liabilities. We may not have sufficient resources to pay for any liabilities resulting from a claim beyond the limit of, or excluded from, our insurance coverage.

WE USE HAZARDOUS MATERIALS IN OUR BUSINESS. IF WE ARE SUBJECT TO CLAIMS RELATING TO IMPROPER HANDLING, STORAGE OR DISPOSAL OF THESE MATERIALS OUR FINANCIAL CONDITION WOULD SUFFER.

Our research and development processes involve the controlled storage, use and disposal of hazardous materials including biological hazardous materials. We are subject to federal, state and local regulations governing the use, manufacture, storage, handling and disposal of materials and waste products. Although we believe that our safety procedures for handling and disposing of these hazardous materials comply with the standards prescribed by law and regulation, the risk of accidental contamination or injury from hazardous materials cannot be completely eliminated. In the event of an accident, we could be held liable for any damages that result, and any liability could exceed the limits or fall outside the coverage of our insurance. We may not be able to maintain insurance on acceptable terms, or at all. We could be required to incur significant costs to comply with current or future environmental laws and regulations.

RISKS RELATING TO THIS OFFERING AND OUR STOCK

A SUBSTANTIAL NUMBER OF SHARES WE HAVE ISSUED IN EXEMPT TRANSACTIONS ARE, OR ARE BEING MADE, AVAILABLE FOR SALE ON THE OPEN MARKET. THE RESALE OF THESE SECURITIES MIGHT ADVERSELY AFFECT OUR STOCK PRICE.

The sale of a substantial number of shares of our common stock under our registration statements, or in anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

The 5,021,803 shares subject to this prospectus represent 12.6% of our common stock outstanding on April 15, 2005. In addition, we have on file with the SEC registration statements for a total of 13,364,316 shares for resale by investors and investment-related service providers. The selling stockholders under our effective registration statements will be permitted to sell their registered shares in the open market from time to time without advance notice to us or to the market and without limitations on volume. We also have other registration obligations that have not yet vested.

In addition, approximately 17.9 million shares of common stock issued to stockholders of MicroIslet of Delaware in our business combination became available for resale in April 2003 under Rule 144, subject to notice, volume and manner of sale restrictions. Some of these shares also became available for resale under Rule 144(k) in April 2004, without notice, volume or manner of sale restrictions, to the extent held by persons who are not affiliates during the three months prior to sale.

Sales of shares pursuant to exercisable options and warrants could also lead to subsequent sales of the shares in the public market. These sales, together with sales of shares by Fusion Capital and other existing stockholders, could depress the market price of our stock by creating an excess in supply of shares for sale. Availability of these shares for sale in the public market could also impair our ability to raise capital by selling equity securities.

OUR STOCK IS THINLY TRADED, WHICH CAN LEAD TO PRICE VOLATILITY AND DIFFICULTY LIQUIDATING YOUR INVESTMENT.

The trading volume of our stock has been low, which can cause the trading price of our stock to change substantially in response to relatively small orders. During the quarter ended March 31, 2005, the average daily trading volume of our stock was approximately 105,762 shares and the shares traded as low as $1.04 and as high as $1.94 per share. Both volume and price could also be subject to wide fluctuations in response to various factors, many of which are beyond our control, including:

         o actual or anticipated variations in quarterly and annual operating results;

         o announcements of technological innovations by us or our competitors;

         o developments or disputes concerning patent or proprietary rights; and

         o general market perception of biotechnology and pharmaceutical companies.

SHARES ISSUED UPON THE EXERCISE OF OPTIONS AND WARRANTS COULD DILUTE YOUR STOCK HOLDINGS AND ADVERSELY AFFECT OUR STOCK PRICE.

We have issued options and warrants to acquire common stock to our employees, directors, consultants and investors at various prices, some of which are or may in the future be below the market price of our stock. If exercised, these options and warrants will cause immediate and possibly substantial dilution to our stockholders. We currently have options and warrants for approximately 10.5 million shares outstanding that have exercise prices at or below the recent market price of our stock of $1.40 per share. We have options and warrants for approximately 2.8 million shares outstanding at prices above the current $1.40 market price, and if the current market price increases, these options and warrants could have a dilutive effect on stockholders if exercised. Future options issued under our stock option plan may have further dilutive effects.

CHANGES IN STOCK OPTION ACCOUNTING RULES MAY ADVERSELY AFFECT OUR REPORTED OPERATING RESULTS PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, OUR STOCK PRICE AND OUR EFFORTS IN RECRUITING ADDITIONAL EMPLOYEES IN THE EMPLOYEE MARKETPLACE.

Development stage companies in general, and our company in particular, have a history of depending upon and using broad-based employee stock option programs to hire, incentivize and retain employees in a competitive marketplace. Currently, we include such expenses on a pro forma basis in the notes to our annual financial statements in accordance with accounting principles generally accepted in the United States, but we generally do not include stock option expense for employee options in our reported financial statements. An accounting standard setting body has recently adopted a new accounting standard that will require us to record equity-based compensation expense for stock options and employee stock purchase plan rights granted to employees based on the fair value of the equity instrument at the time of grant. We will be required to record these expenses beginning with the first quarter of the year ending December 31, 2006. The change in accounting rules may lead to a significant increase in our reported losses which may negatively impact our future stock price. In addition, this change in accounting rules could impact our ability to utilize broad based employee stock plans to reward employees and could result in a competitive disadvantage to us in the employee marketplace.

IF THE OWNERSHIP OF OUR COMMON STOCK CONTINUES TO BE HIGHLY CONCENTRATED, IT MAY PREVENT YOU AND OTHER STOCKHOLDERS FROM INFLUENCING SIGNIFICANT CORPORATE DECISIONS AND MAY RESULT IN CONFLICTS OF INTEREST THAT COULD CAUSE OUR STOCK PRICE TO DECLINE.

As of April 15, 2005, our executive officers, directors and their affiliates beneficially own or control approximately 26.9% of the outstanding shares of our common stock (after giving effect to the exercise of all options and warrants held by them which are exercisable within sixty days of April 15, 2005). Accordingly, our current executive officers, directors and their affiliates will have substantial control over the outcome of corporate actions requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets or any other significant corporate transactions. These stockholders may also delay or prevent a change of control of us, even if such a change of control would benefit our other stockholders. The significant concentration of stock ownership may adversely affect the trading price of our common stock due to investors' perception that conflicts of interest may exist or arise.

WE MAY ISSUE PREFERRED STOCK IN THE FUTURE, AND THE TERMS OF THE PREFERRED STOCK MAY REDUCE THE VALUE OF YOUR COMMON STOCK.

We are authorized to issue up to 10,000,000 shares of preferred stock in one or more series. Our board of directors will be able to determine the terms of preferred stock without further action by our stockholders. If we issue preferred stock, it could affect your rights or reduce the value of your common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with or sell our assets to a third party. These terms may include voting rights, preferences as to dividends and liquidation, conversion and redemption rights, and sinking fund provisions.

WE HAVE NOT, AND CURRENTLY DO NOT ANTICIPATE, PAYING DIVIDENDS ON OUR COMMON STOCK.

We have never paid any dividends on our common stock and do not plan to pay dividends on our common stock for the foreseeable future. We currently intend to retain future earnings, if any, to finance operations, capital expenditures and the expansion of our business.

                                 USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholder. We will pay the costs of registering those shares. We will receive no proceeds from the sale of shares of common stock in this offering. However, we may receive up to $24 million in gross proceeds from the sale of our common stock to Fusion Capital under the common stock purchase agreement. As of April 15, 2005, we have received approximately $1,100,000 in gross proceeds under the agreement. Any proceeds from Fusion Capital we receive under the common stock purchase agreement will be used for working capital and general corporate purposes.

                             THE FUSION TRANSACTION

GENERAL

On April 1, 2003, we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC pursuant to which Fusion Capital agreed to purchase on each trading day during the term of the agreement, $20,000 of our common stock or an aggregate of $12.0 million. On May 4, 2004, we amended the common stock purchase agreement to, among other things, revise the daily purchase amounts and give us the option to increase the aggregate amount that can be purchased under the agreement from $12 million to $24 million and extend the term of the agreement.

The initial $12.0 million of common stock is to be purchased over a 30 month period, subject to a six month extension or earlier termination at our discretion. The purchase price of the shares of common stock will be equal to a price based upon the future market price of the common stock without any fixed discount to the market price. Fusion Capital does not have the right or the obligation to purchase shares of our common stock in the event that the price of our common stock is less than $0.50.

As compensation for its commitment and for expenses incurred, we issued to Fusion Capital on April 2, 2003, 501,468 shares of common stock. Fusion Capital has agreed not to sell 491,468 of such shares until the earlier of October 2005, or the termination or a default under the common stock purchase agreement. As of April 15, 2005 we have sold 1,469,665 shares to Fusion Capital under this agreement for total proceeds of approximately $1,100,000. Including the 491,468 commitment shares and the 10,000 shares issued for expense reimbursement, 1,971,133 shares to Fusion Capital pursuant to this agreement.

PURCHASE OF SHARES UNDER THE COMMON STOCK PURCHASE AGREEMENT

Under the common stock purchase agreement, Fusion Capital is obligated to purchase a specified dollar amount of our common stock on each trading day. Subject to our right to suspend such purchases at any time, and our right to terminate the agreement with Fusion Capital at any time, each as described below, Fusion Capital must purchase on each trading day during the term of the agreement at least $20,000 of our common stock. This daily purchase amount may be decreased by us at any time. We also have the right to increase the daily purchase amount at any time, provided however, we may not increase the daily purchase amount above $20,000 unless our stock price is at least $1.25 per share for five (5) consecutive trading days. The purchase price per share is equal to the lesser of:

         o the lowest sale price of our common stock on the purchase date; or

         o the average of the three (3) lowest closing sale prices of our common stock during the ten (10) consecutive trading days prior to the date of a purchase by Fusion Capital.

The purchase price will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the trading days in which the closing bid price is used to compute the purchase price. Fusion Capital may not purchase shares of our common stock under the common stock purchase agreement if Fusion Capital, together with its affiliates, would beneficially own more than 9.9% of our common stock outstanding at the time of the purchase by Fusion Capital. However, even though Fusion Capital may not receive additional shares of our common stock in the event that the 9.9% limitation is ever reached, Fusion Capital is still obligated to pay to us the daily purchase amount on each trading day, unless the common stock purchase agreement is suspended, an event of default occurs or the agreement is terminated. Under these circumstances, Fusion Capital would have the right to acquire additional shares in the future should its ownership subsequently become less than the 9.9%. Fusion Capital has the right at any time to sell any shares purchased under the common stock purchase agreement, which would allow it to avoid the 9.9% limitation. Therefore, we do not believe that Fusion Capital will ever reach the 9.9% limitation. The following table sets forth the number of shares of our common stock that would be sold to Fusion Capital under the common stock purchase agreement after April 15, 2005 at varying purchase prices:

------------------ ------------------- ------------------------- ----------------------------
                                                                   PROCEEDS FROM THE SALE OF
                    NUMBER OF SHARES                               SHARES TO FUSION CAPITAL
    ASSUMED               TO BE         PERCENTAGE OUTSTANDING      UNDER THE COMMON STOCK
    AVERAGE          ISSUED IF FULL       AFTER GIVING EFFECT          TO THE ISSUANCE TO
 PURCHASE PRICE       PURCHASE (1)        FUSION CAPITAL (2)           PURCHASE AGREEMENT
 --------------       ------------        ------------------           ------------------
------------------ ------------------- ------------------------- ----------------------------
        $0.50           4,530,335                10.2%                   $2,265,166
------------------ ------------------- ------------------------- ----------------------------
        $1.00           4,530,335                10.2%                   $4,530,335
------------------ ------------------- ------------------------- ----------------------------
        $1.44  (3)      4,530,335                10.2%                   $6,523,682
------------------ ------------------- ------------------------- ----------------------------
        $2.00           4,530,335                10.2%                   $9,060,670
------------------ ------------------- ------------------------- ----------------------------
        $2.50           4,360,000                9.9%                   $10,900,000
------------------ ------------------- ------------------------- ----------------------------
        $3.00           3,633,333                8.4%                   $10,900,000
------------------ ------------------- ------------------------- ----------------------------

--------------------

(1) Based on a maximum of 4,530,335 shares for purchase by Fusion Capital after the date hereof, and assuming that we do not exercise our option to increase the aggregate amount to be purchased by Fusion Capital as provided in the amendment to the agreement.

(2) Based on 4,530,335 shares outstanding as of April 15, 2005 plus the number of shares issuable at the corresponding purchase price in the adjacent column.

(3) The closing price of our common stock on April 15, 2005.

Assuming that we do not exercise the option to increase the aggregate amount to be purchased under the agreement to $24 million, we estimate that we will issue no more than 6,501,468 shares to Fusion Capital under the common stock purchase agreement, including the 491,468 shares issued as a commitment fee, 10,000 shares issued as expense reimbursement and the 1,469,665 shares previously sold. The remaining 4,530,335 purchase shares are included in this prospectus. If more than 6,000,000 purchase shares are issuable to Fusion Capital under the common stock purchase agreement, we have the right to terminate the agreement without any payment or liability to Fusion Capital.

MINIMUM PURCHASE PRICE

We have the right to set a minimum purchase price ("floor price") at any time. Currently, the floor price is $0.50. We can increase or decrease the floor price at any time upon one trading day prior notice to Fusion Capital. However, the floor price cannot be less than $0.50. Fusion Capital will not have the right or the obligation to purchase any shares of our common stock in the event that the purchase price is less than the then applicable floor price.

OUR RIGHT TO SUSPEND PURCHASES

We have the unconditional right to suspend purchases at any time for any reason effective upon one trading day's notice. Any suspension would remain in effect until our revocation of the suspension. To the extent we need to use the cash proceeds of the sales of common stock under the common stock purchase agreement for working capital or other business purposes, we do not intend to restrict purchases under the common stock purchase agreement.

OUR RIGHT TO INCREASE AND DECREASE THE DAILY PURCHASE AMOUNT

Under the common stock purchase agreement, Fusion Capital has agreed to purchase on each trading day during the 30 month term of the agreement, at least $20,000 of our common stock. We have the unconditional right to decrease the daily amount to be purchased by Fusion Capital at any time for any reason effective upon one trading day's notice.

We also have the right to increase the daily purchase amount as the market price of our common stock increases. Specifically, for every $0.25 increase in threshold price above $1.00, we have the right to increase the daily purchase amount by up to an additional $10,000. For example, if the threshold price is $3.00 we would have the right to increase the daily purchase amount to up to an aggregate of $100,000. The "threshold price" is the lowest sale price of our common stock during the five trading days immediately preceding our notice to Fusion Capital to increase the daily purchase amount. If at any time during any trading day the sale price of our common stock is below the threshold price, the applicable increase in the daily purchase amount will be void.

OUR RIGHT TO INCREASE THE AGGREGATE PURCHASE AMOUNT

We also have the option to increase the aggregate amount that can be purchased under the agreement from $12 million to $24 million. We may exercise this option at any time until 30 days after the date the dollar amount available for purchase under the original commitment is equal to zero. Assuming certain conditions are met, including the issuance by us to Fusion Capital of an additional 491,468 shares of common stock as compensation for the additional commitment, Fusion Capital would then be committed to purchase the shares under the agreement for 18 months following the date we exercise this option.

OUR TERMINATION RIGHTS

We have the unconditional right at any time for any reason to give notice to Fusion Capital terminating the common stock purchase agreement. This notice will be effective one trading day after Fusion Capital receives it.

EFFECT OF PERFORMANCE OF THE COMMON STOCK PURCHASE AGREEMENT ON OUR STOCKHOLDERS

All shares registered in this offering will be freely tradable. We anticipate that shares registered in this offering will be sold by Fusion Capital over a period of approximately 16 months from the date of this prospectus. The sale of a significant amount of shares included in this prospectus at any given time could cause the trading price of our common stock to decline and to be highly volatile. Fusion Capital may ultimately purchase all of the shares of common stock issuable under the common stock purchase agreement, and it may sell some, none or all of the shares of common stock it acquires upon purchase. Therefore, the purchases under the common stock purchase agreement may result in substantial dilution to the interests of other holders of our common stock. However, we have the right at any time for any reason to: (1) reduce the daily purchase amount, (2) suspend purchases of the common stock by Fusion Capital and
(3) terminate the common stock purchase agreement.

NO SHORT-SELLING OR HEDGING BY FUSION CAPITAL

Fusion Capital has agreed that neither it nor any of its affiliates will engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the common stock purchase agreement.

EVENTS OF DEFAULT

Generally, Fusion Capital may terminate the common stock purchase agreement without any liability or payment to us upon the occurrence of any of the following events of default:

         o the effectiveness of the registration statement of which this prospectus is a part lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to Fusion Capital for sale of our common stock offered hereby and such lapse or unavailability continues for a period of ten
                  (10) consecutive trading days or for more than an aggregate of thirty (30) trading days in any 365-day period;

         o suspension by our principal market of our common stock from trading for a period of three (3) consecutive trading days;

         o the de-listing of our common stock from our principal market provided our common stock is not immediately thereafter trading on the Nasdaq National Market, the Nasdaq National SmallCap Market, the Nasdaq Bulletin Board Exchange, the New York Stock Exchange or the American Stock Exchange;

         o the transfer agent's failure for five (5) trading days to issue to Fusion Capital shares of our common stock which Fusion Capital is entitled to under the common stock purchase agreement;

         o any material breach of the representations or warranties or covenants contained in the common stock purchase agreement or any related agreements that has or that could have a material adverse effect on us subject to a cure period of ten (10) trading days;

         o a default by us of any payment obligation in excess of $1.0 million; or

         o any participation or threatened participation in insolvency or bankruptcy proceedings by or against us.

COMMITMENT SHARES ISSUED TO FUSION CAPITAL

Under the terms of the common stock purchase agreement, Fusion Capital has received 491,468 shares of our common stock as a commitment fee. Fusion Capital has also received 10,000 shares of common stock as expense reimbursement. Unless an event of default occurs, the 491,468 commitment shares must be held by Fusion Capital until the earlier of 30 months from the date of the common stock purchase agreement or the date the common stock purchase agreement is terminated.

Fusion Capital will receive an additional 491,468 commitment shares of our common stock in the event we exercise our option to increase the aggregate amount that may be purchased under the agreement from $12 million to $24 million. Unless an event of default occurs, these additional commitment shares also must be held by Fusion Capital until the earlier of 30 months from the date of the common stock purchase agreement or the date the common stock purchase agreement is terminated.

NO VARIABLE PRICED FINANCINGS

Until the termination of the common stock purchase agreement, we have agreed not to issue, or enter into any agreement with respect to the issuance of, any variable priced equity or variable priced equity-like securities unless we have obtained Fusion Capital's prior written consent.

                              SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholder. Neither the selling stockholder nor any of its affiliates has held a position or office or had any other material relationship with us.


                                                    Percentage of                                               Percentage of
                                                      Outstanding                                                Outstanding
                                    Shares              Shares                                   Shares             Shares
                                 Beneficially        Beneficially                            Beneficially        Beneficially
                                 Owned Before           Owned           Shares Offered in      Owned After            Owned
Name of Selling Stockholder        Offering         Before Offering      the Offering (2)       Offering        After Offering
---------------------------        --------         ---------------      ----------------    --------------     --------------
Fusion Capital Fund II, LLC       683,776(1)             1.7%                5,021,803           192,308              *
          (2)(3)


* Less than one percent.

(1) Includes 192,308 shares issuable upon exercise of a warrant exercisable within 60 days of April 15, 2005.

(2) As of the date of this prospectus, 491,468 shares of our common stock have been acquired by Fusion Capital under the common stock purchase agreement as a commitment fee, 10,000 shares have been acquired by Fusion Capital as expense reimbursement and 1,469,665 shares that have been acquired by Fusion Capital under the common stock purchase agreement from time to time in accordance with their purchase obligations. Fusion Capital may acquire additional shares under the common stock purchase agreement in the aggregate amount of $22.9 million. Percentage of outstanding shares beneficially owned before the offering is based on 39,843,912 shares of common stock outstanding as of April 15, 2005 and the percentage of outstanding shares beneficially owned after the offering is based on 39,843,912 shares of common stock outstanding as of April 15, 2005 plus 4,530,335 additional shares of common stock that may be acquired by Fusion Capital from us under the common stock purchase agreement after the date of this prospectus. Fusion Capital may not purchase shares of our common stock under the common stock purchase agreement if Fusion Capital, together with its affiliates, would beneficially own more than 9.9% of our common stock outstanding at the time of the purchase by Fusion Capital. However, even though Fusion Capital may not receive additional shares of our common stock in the event that the 9.9% limitation is ever reached, Fusion Capital is still obligated to pay to us at least $20,000 on each trading day, unless the common stock purchase agreement is suspended, an event of default occurs or the agreement is terminated. Under these circumstances, Fusion Capital would have the right to acquire additional shares in the future should its ownership subsequently become less than the 9.9%. Fusion Capital has the right at any time to sell any shares purchased under the common stock purchase agreement, which would allow it to avoid the 9.9% limitation. Therefore, we do not believe that Fusion Capital will ever reach the 9.9% limitation.

(3) Steven G. Martin and Joshua B. Scheinfeld, the principals of Fusion Capital, are deemed to be beneficial owners of all of the shares of common stock owned by Fusion Capital. Messrs. Martin and Scheinfeld have shared voting and disposition power over the shares being offered under this prospectus.

                              PLAN OF DISTRIBUTION

The common stock offered by this prospectus is being offered by Fusion Capital Fund II, LLC, the selling stockholder. The common stock may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:

         o        ordinary brokers' transactions;
         o        transactions involving cross or block trades;
         o through brokers, dealers, or underwriters who may act solely as agents;
         o        "at the market" into an existing market for the common stock;
         o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;
         o        in privately negotiated transactions; or
         o        any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

Fusion Capital is an "underwriter" within the meaning of the Securities Act.

Neither we nor Fusion Capital can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between Fusion Capital, any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling stockholder and any other required information.

We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. We have also agreed to indemnify Fusion Capital and related persons against specified liabilities, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

Fusion Capital and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our common stock during the term of the common stock purchase agreement.

We have advised Fusion Capital that while it is engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

This offering will terminate on the date that all shares offered by this prospectus have been sold by Fusion Capital.

                            DESCRIPTION OF SECURITIES

The descriptions in this section and in other sections of this prospectus of our securities and various provisions of our articles of incorporation and our bylaws are limited solely to descriptions of the material terms of our securities, articles of incorporation and bylaws. Our articles of incorporation and bylaws have been filed with the Commission as exhibits to this registration statement of which this prospectus forms a part. Our authorized capital stock consists of 100,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001. As of April 15, 2005, 39,843,912 shares of our common stock were issued and outstanding. This excludes an aggregate of approximately 13.3 million shares of common stock reserved for issuance upon exercise of stock options and warrants.

OUR COMMON STOCK

Our common stock is publicly traded on the American Stock Exchange. The holders of our common stock are entitled to one vote per share on all matters to be voted upon by stockholders. All shares of our common stock rank equally as to voting and all other matters. Subject to the prior rights of holders of preferred stock, if any, the holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available for payment. These dividends may be paid in cash, property or shares of common stock. The shares of common stock have no pre-emptive or conversion rights, no redemption or sinking fund provisions and are not liable for further call or assessment.

OUR "BLANK CHECK" PREFERRED STOCK

The term "blank check" refers to preferred stock, the creation and issuance of which is authorized in advance by the stockholders and the terms, rights and features of the series of which are determined by our board of directors from time to time. The authorization of this blank check preferred stock permits our board of directors to authorize and issue preferred stock from time to time in one or more series. Subject to our articles of incorporation, and the limitations prescribed by law or any stock exchange or national securities association trading system on which our securities may then be listed, the board of directors is expressly authorized, at its discretion, to adopt resolutions to issue shares, to fix the number of shares and to change the number of shares constituting any series and to provide for or change the voting powers, designations, preferences, and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, in each case without any further action or vote by the stockholders. Our board of directors is required to make any determination to issue shares of preferred stock based on its judgment as to the best interests of our company and its stockholders.

The issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company. We have no present plans to issue any shares of preferred stock.

               LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

Our articles of incorporation provide that we must indemnify our directors and officers to the fullest extent permitted under Nevada law. Pursuant to Nevada law, a corporation may indemnify a director, provided that such indemnity shall not apply on account of:

         o acts or omissions of the director finally adjudged to be misconduct or a knowing violation of law; or

         o        unlawful distributions; or

         o any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled.

Our articles of incorporation also provide that the liability of our directors and officers for monetary damages is eliminated to the fullest extent permissible under Nevada law.

Our bylaws provide that we will indemnify our officers and directors for expenses and liabilities, including counsel fees, reasonably incurred or imposed in connection with any proceeding to which they may be a party or in which they may become involved by reason of being or having been directors or officers of ours, except in such cases where the director or officer is adjudged guilty of willful misfeasance or malfeasance in the performance of his or her duties. In the event of a settlement, the indemnification described above will apply only when our board of directors approves the settlement and reimbursement as being in our best interests.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons of ours pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. We also maintain directors' and officers' liability insurance as permitted by our bylaws.

                                  LEGAL MATTERS

Legal matters in connection with the validity of the shares of common stock offered hereby have been passed upon for us by Sheppard, Mullin, Richter & Hampton LLP.

                                     EXPERTS

The financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-KSB for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We have filed with the Securities and Exchange Commission a Post-Effective Amendment No. 2 on Form S-2 to our registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding our common stock and us, please review the registration statement, including exhibits, schedules and reports filed as a part of the registration statement. Statements in this prospectus about the contents of any contract or other document filed as an exhibit to the registration statement, set forth the material terms of contracts or other documents but are not necessarily complete. The registration statement, including the exhibits and schedules, may be inspected without charge at the principal office of the public reference facilities maintained by the Securities and Exchange Commission at Room 1024 at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material can also be obtained at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330. The Securities and Exchange Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC, including our company. Additional information about us can be obtained from our Internet website at http://www.microislet.com. The content of this website does not constitute part of this prospectus.

The SEC allows us to "incorporate by reference" certain of the information required by this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the documents listed below:

         o Annual report on Form 10-KSB for the fiscal year ended December 31, 2004;

         o Current reports on Form 8-K filed February 24, 2005, March 1, 2005 and March 3, 2005, as amended March 29, 2005; and

         o        Registration Statement on Form 8-A filed May 27, 2004.

Upon receipt of an oral or written request we will provide, free of charge, to any person to whom a prospectus is delivered, a copy of any or all of information that has been incorporated by reference in the prospectus but not delivered with the prospectus, other than the exhibits to those documents. You may request a copy of these filings by writing us at the following address:
William G. Kachioff, Vice President, Finance and Chief Financial Officer, MicroIslet, Inc., 6370 Nancy Ridge Drive, Suite 112, San Diego, California 92121, or by telephoning us at (858) 657-0287.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of our common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

This prospectus is accompanied by our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

                           FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. We have attempted to identify forward-looking statements by terminology including "anticipates," "believes," "can," "continue," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," or "should" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors" and other sections of this prospectus, that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels or activity, performance or achievements expressed or implied by these forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are not under any duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results, unless required by law.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses of this offering in connection with the issuance and distribution of the securities being registered, all of which are to be paid by the Registrant, are as follows:

SEC Registration Fee...........................................  $   773.17

Accounting Fees and Expenses (1)...............................  $25,000

Legal Fees and Expenses (1) ...................................  $45,000

Miscellaneous (1) .............................................  $ 3,226.83

Total..........................................................  $74,000

----------

(1) Includes estimated expenses in connection with the preparation and filing of (a) the Registration Statement on Form SB-2 (File No. 333-104553), which was originally filed on April 15, 2003, (b) Post-Effective Amendment No. 1 filed on May 28, 2004 and (c) this Post-Effective Amendment No. 2.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant's Articles of Incorporation provide that it must indemnify its directors and officers to the fullest extent permitted under Nevada law against all liabilities incurred by reason of the fact that the person is or was a director or officer or a fiduciary of the Registrant. Pursuant to Nevada law, a corporation may indemnify a director, provided that such indemnity shall not apply on account of:

         (a) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law;

         (b)      unlawful distributions; or

         (c) any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled.

The Registrant's Articles of Incorporation also provide that the liability of its directors and officers for monetary damages shall be eliminated to the fullest extent permissible under Nevada law.

The Registrant's Bylaws provide that it will indemnify its officers and directors for expenses and liabilities, including counsel fees, reasonably incurred or imposed in connection with any proceeding to which he or she may be a party or in which he or she may become involved by reason of being or having been directors or officers of MicroIslet, except in such cases where the director or officer is adjudged guilty of willful misfeasance or malfeasance in the performance of his or her duties. In the event of a settlement, the indemnification described herein will apply only when the Board of Directors of the Registrant approves such settlement and reimbursement as being in the best interests of the Registrant.

The Registrant also maintains directors' and officers' liability insurance as permitted by its Bylaws.

ITEM 16.  EXHIBITS

    Exhibit No.   Document Description
    -----------   --------------------

         4.1 Specimen Common Stock Certificate (incorporated by reference to the Registrant's Amendment No. 1 to Registration Statement on Form SB-2 filed with the Commission on November 20, 2002).

         5.1      Opinion of Sheppard, Mullin, Richter & Hampton LLP.(2)

         10.1 Amended and Restated 2000 Stock Option Plan of the Registrant, as amended and restated January 30, 2004 (incorporated by reference to the Registrant's Form 10-KSB filed with the Commission on March 30, 2004).

         10.2 Investment Banking Agreement dated October 22, 2001 by and between MicroIslet of Delaware and ASA Investment Company, as amended (incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed with the Commission on July 25, 2002).

         10.3 License and Sponsored Research Agreement dated September 15, 1998 by and between MicroIslet of Delaware and Duke University (incorporated by reference to the Registrant's Amendment No. 3 to Registration Statement on Form SB-2 filed with the Commission on February 10, 2003).

         10.4 Amendment to License and Sponsored Research Agreement dated February 5, 1999 by and between MicroIslet of Delaware and Duke University (incorporated by reference to the Registrant's Amendment No. 3 to Registration Statement on Form SB-2 filed with the Commission on February 10, 2003).

         10.5 Research Service Agreement dated November 20, 2002 between the Registrant and The Governors of the University of Alberta (incorporated by reference to the Registrant's Amendment No. 3 to Registration Statement on Form SB-2 filed with the Commission on February 10, 2003).

         10.6 Research Funding and Option Agreement dated February 20, 2003 by and between the Registrant and the Scripps Research Institute, a California nonprofit public benefit corporation (incorporated by reference to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002 filed on March 28, 2003).+

         10.7 Standard Industrial/Commercial Multi-Tenant Lease dated July 3, 2002 by and between the Registrant and Nancy Ridge Technology Center, L.P. (incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed with the Commission on July 25, 2002).

         10.8 First Amendment dated February 17, 2005 to the Lease dated July 3, 2002 between the Registrant and Nancy Ridge Technology Center, L.P. (incorporated by reference to the Registrant's Form 8-K filed February 24, 2005).

         10.9 Warrant Agreement (incorporated by reference to the Registrant's Current Report on Form 8-K dated March 1, 2002 and filed with the Commission on March 6, 2002).

         10.10 Class A Warrant Certificate dated April 2, 2002, issued to Donald G. Saunders (incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed with the Commission on July 25, 2002).

         10.11 Class B Warrant Certificate dated April 2, 2002, issued to Donald G. Saunders (incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed with the Commission on July 25, 2002).

    Exhibit No.   Document Description
    -----------   --------------------

         10.12 Class A Warrant Certificate dated April 2, 2002, issued to Thomas K. Russell (incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed with the Commission on July 25, 2002).

         10.13 Class B Warrant Certificate dated April 2, 2002, issued to Thomas K. Russell (incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed with the Commission on July 25, 2002).

         10.14 Class A Warrant Certificate dated April 2, 2002, issued to Mark C. Russell (incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed with the Commission on July 25, 2002).

         10.15 Class B Warrant Certificate dated April 2, 2002, issued to Mark C. Russell (incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed with the Commission on July 25, 2002).

         10.16 Employment Agreement between MicroIslet of Delaware and Hartoun Hartounian dated June 23, 2000 (incorporated by reference to the Registrant's Form 10-KSB filed with the Commission on March 30, 2004).

         10.17 Amendment Agreement dated January 30, 2004 to Employment Agreement between MicroIslet of Delaware and Hartoun Hartounian dated June 23, 2000 (incorporated by reference to the Registrant's Form 10-KSB filed with the Commission on March 30, 2004).

         10.18 Employment Agreement between the Registrant and William Kachioff dated May 1, 2002 (incorporated by reference to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002 filed on March 28, 2003).

         10.19 Amendment Agreement dated January 30, 2004 to Employment Agreement between the Registrant and William Kachioff dated May 1, 2002 (incorporated by reference to the Registrant's Form 10-KSB filed with the Commission on March 30, 2004).

         10.20 Common Stock Purchase Agreement, dated as of April 1, 2003 between the Registrant and Fusion Capital Fund II, LLC (incorporated by reference to the Registrant's Current Report on Form 8-K dated and filed on April 2, 2003).

         10.21 Registration Rights Agreement, dated as of April 1, 2003 between the Registrant and Fusion Capital Fund II, LLC (incorporated by reference to the Registrant's Current Report on Form 8-K dated and filed on April 2, 2003).

         10.22 120 Day Note, dated April 11, 2003 between the Registrant and John J. Hagenbuch, Trustee U/D/T dated September 13, 1995 (incorporated by reference to Exhibit 10.18 to the Registrant's Form SB-2 filed April 15, 2003).

         10.23 Warrant Agreement, dated April 11, 2003 between the Registrant and John J. Hagenbuch, Trustee U/D/T dated September 13, 1995 (incorporated by reference to Exhibit 10.19 to the Registrant's Form SB-2 filed April 15, 2003).

         10.24 120 Day Note, dated May 12, 2003 between the Registrant and John J. Hagenbuch, Trustee U/D/T dated September 13, 1995 (incorporated by reference to Exhibit 10.1 to the Registrant's Form 8-K filed May 13, 2003).

         10.25 Warrant Agreement, dated May 12, 2003 between the Registrant and John J. Hagenbuch, Trustee U/D/T dated September 13, 1995 (incorporated by reference to Exhibit 10.2 to the Registrant's Form 8-K filed May 13, 2003).

    Exhibit No.   Document Description
    -----------   --------------------

         10.26 Amendment to 120 Day note, dated August 26, 2003 between the Registrant and John J. Hagenbuch, Trustee U/D/T dated September 13,1995 (incorporated by reference to Exhibit 10.1 to the Registrant's Form 8-K filed August 28, 2003).

         10.27 Warrant Amendment, dated August 26, 2003 between the Registrant and John J. Hagenbuch, Trustee U/D/T dated September 13,1995 (incorporated by reference to Exhibit 10.2 to the Registrant's Form 8-K filed August 28, 2003).

         10.28 Amendment to 120 Day note, dated August 26, 2003 between the Registrant and John J. Hagenbuch, Trustee U/D/T dated September 13,1995 (incorporated by reference to Exhibit 10.3 to the Registrant's Form 8-K filed August 28, 2003).

         10.29 Warrant Amendment, dated August 26, 2003 between the Registrant and John J. Hagenbuch, Trustee U/D/T dated September 13,1995 (incorporated by reference to Exhibit 10.4 to the Registrant's Form 8-K filed August 28, 2003).

         10.30    Form of Stock Purchase Agreement (incorporated by reference to
                  Exhibit 10.1 to the Registrant's Form 8-K filed on September 11, 2003).

         10.31 Amended and Restated Securities Purchase Agreement dated October 31, 2003 between the Registrant and the purchasers named therein (incorporated by reference to Exhibit 10.1 to the Registrant's Form 8-K filed November 3, 2003).

         10.32 Form of Warrant dated October 31, 2003 (incorporated by reference to Exhibit 10.2 to the Registrant's Form 8-K filed November 3, 2003).

         10.33 Form of Special Stock Option used in connection with option grants outside of Registrant's stock option plans (incorporated by reference to the Registrant's Registration Statement on Form S-8 filed September 26, 2003).

         10.34 Special Stock Option granted to Robert W. Anderson on November 10, 2003 (incorporated by reference to the Registrant's Form 10-KSB filed with the Commission on March 30, 2004).

         10.35 Special Stock Option granted to James R. Gavin III on November 10, 2003 (incorporated by reference to the Registrant's Form 10-KSB filed with the Commission on March 30, 2004).

         10.36 Special Stock Option granted to Steven T. Frankel on November 10, 2003 (incorporated by reference to the Registrant's Form 10-KSB filed with the Commission on March 30, 2004).

         10.37 Form of Securities Purchase Agreement dated as of March 16, 2004 (incorporated by reference to the Registrant's Form 10-KSB filed with the Commission on March 30, 2004).

         10.38 Form of Warrant Agreement dated as of March 16, 2004 (incorporated by reference to the Registrant's Form 10-KSB filed with the Commission on March 30, 2004).

         10.39 Table of Special Stock Options granted outside of Registrant's Stock Option plans (incorporated by reference to Exhibit 10.44 to the Registrant's Form 10-KSB filed March 30, 2005).

         10.40 Warrant Agreement, dated January 30, 2004, between the Registrant and Strategic Growth International, Inc. (incorporated by reference to Exhibit 10.3 to the Registrant's Form 10-QSB filed May 13, 2004).

         10.41 Warrant Agreement, dated April 1, 2004, between the Registrant and BetaDynamics, LLC (incorporated by reference to the Registrant's Form S-2 filed May 28, 2004).

    Exhibit No.   Document Description
    -----------   --------------------

         10.42 Warrant Agreement, dated April 1, 2004, between the Registrant and SBI Brightline VII, LLC (incorporated by reference to the Registrant's Form S-2 filed May 28, 2004).

         10.43 Warrant Agreement, dated May 25, 2004, between the Registrant and Strategic Growth International, Inc. (incorporated by reference to Exhibit 10.3 to the Registrant's Form 10-QSB filed August 13, 2004).

         10.44 MicroIslet Inc. Executive Performance Cash Bonus Plan (incorporated by reference to Exhibit 10.1 to the Registrant's Form 10-QSB/A filed February 15, 2005).

         10.45 Summary Sheet of Director and Executive Officer Compensation (incorporated by reference to Exhibit 10.44 to the Registrant's Form 10-KSB filed March 30, 2005).

         10.46 Short Term Supply Agreement dated February 23, 2005 between the Registrant and Mayo Foundation for Medical Education and Research (incorporated by reference to the Registrant's Form 8-K/A filed on March 29, 2005). +

         13.1 Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004 filed on March 30, 2005.

         21.1 List of Subsidiaries (incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed with the Commission on July 25, 2002).

         23.1 Consent of Sheppard, Mullin, Richter & Hampton LLP (reference is made to Exhibit 5.1).

         23.2     Consent of Deloitte & Touche LLP. (1)

         24.1 Power of Attorney for Robert W. Anderson, M.D., James R. Gavin III, M.D., Ph.D. and Steven T. Frankel. (2)

         24.2 Power of Attorney for Cynthia Ekberg Tsai and Myron A. Wick III (included as part of the signature page attached hereto).

(1) Filed herewith.

(2) Previously filed.

+ Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

ITEM 17.  UNDERTAKINGS

(a) The undersigned Company hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) to reflect in the prospectus any facts or events that, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) to include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 22nd day of April, 2005.

                                       MICROISLET, INC.

                                       /s/ John F. Steel IV
                                       ------------------------------------
                                       John F. Steel IV
                                       Chairman and Chief Executive Officer
                                       (Principal Executive Officer)

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints John F. Steel IV, Hartoun Hartounian and William Kachioff, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                                                  Title                                         Date
                                                           -----                                         ----
/s/ John F. Steel IV                         Chairman and Chief Executive Officer                    April 22, 2005
------------------------------               (Principal Executive Officer)
John F. Steel IV

/s/ William G. Kachioff                      Vice President, Finance and Chief Financial             April 22, 2005
------------------------------               Officer (Principal Financial and Accounting
William G. Kachioff                          Officer)

/s/ Hartoun Hartounian, Ph.D.                President, Chief Operating Officer and Director         April 22, 2005
------------------------------
Hartoun Hartounian, Ph.D.

/s/ Myron A. Wick III                        Vice Chairman and Director                              April 22, 2005
------------------------------
Myron A. Wick III

       *                                     Director                                                April 22, 2005
------------------------------
Robert W. Anderson, M.D.

       *                                     Director                                                April 22, 2005
------------------------------
James R. Gavin III, M.D., Ph.D.

       *                                     Director                                                April 22, 2005
------------------------------
Steven T. Frankel

/s/ Cynthia Ekberg Tsai                      Director                                                April 22, 2005
------------------------------
Cynthia Ekberg Tsai

                                             Director                                                April 22, 2005
------------------------------
John J. Hagenbuch

                                             Director                                                April 22, 2005
------------------------------
Bradley A. Geier


* Executed on his behalf by John F. Steel IV, as attorney-in-fact.

                                  EXHIBIT INDEX

   Exhibit No.    Document Description
   -----------    --------------------

         4.1 Specimen Common Stock Certificate (incorporated by reference to the Registrant's Amendment No. 1 to Registration Statement on Form SB-2 filed with the Commission on November 20, 2002).

         5.1      Opinion of Sheppard, Mullin, Richter & Hampton LLP.(2)

         10.1 Amended and Restated 2000 Stock Option Plan of the Registrant, as amended and restated January 30, 2004 (incorporated by reference to the Registrant's Form 10-KSB filed with the Commission on March 30, 2004).

         10.2 Form of Stock Option Grant Notice and Stock Option Agreement under 2000 Stock Option Plan (incorporated by reference to
                  Exhibit 10.2 to the Registrant's Form 10-KSB filed March 30,
                  2005).

         10.3 Investment Banking Agreement dated October 22, 2001 by and between MicroIslet of Delaware and ASA Investment Company, as amended (incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed with the Commission on July 25, 2002).

         10.4 License and Sponsored Research Agreement dated September 15, 1998 by and between MicroIslet of Delaware and Duke University (incorporated by reference to the Registrant's Amendment No. 3 to Registration Statement on Form SB-2 filed with the Commission on February 10, 2003).

         10.5 Amendment to License and Sponsored Research Agreement dated February 5, 1999 by and between MicroIslet of Delaware and Duke University (incorporated by reference to the Registrant's Amendment No. 3 to Registration Statement on Form SB-2 filed with the Commission on February 10, 2003).

         10.6 Research Service Agreement dated November 20, 2002 between the Registrant and The Governors of the University of Alberta (incorporated by reference to the Registrant's Amendment No. 3 to Registration Statement on Form SB-2 filed with the Commission on February 10, 2003).

         10.7 Research Funding and Option Agreement dated February 20, 2003 by and between the Registrant and the Scripps Research Institute, a California nonprofit public benefit corporation (incorporated by reference to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002 filed on March 28, 2003).+

         10.8 Standard Industrial/Commercial Multi-Tenant Lease dated July 3, 2002 by and between the Registrant and Nancy Ridge Technology Center, L.P. (incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed with the Commission on July 25, 2002).

         10.9 First Amendment dated February 17, 2005 to the Lease dated July 3, 2002 between the Registrant and Nancy Ridge Technology Center, L.P. (incorporated by reference to the Registrant's Form 8-K filed February 24, 2005).

         10.10 Warrant Agreement (incorporated by reference to the Registrant's Current Report on Form 8-K dated March 1, 2002 and filed with the Commission on March 6, 2002).

         10.11 Class A Warrant Certificate dated April 2, 2002, issued to Donald G. Saunders (incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed with the Commission on July 25, 2002).

   Exhibit No.    Document Description
   -----------    --------------------

         10.12 Class B Warrant Certificate dated April 2, 2002, issued to Donald G. Saunders (incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed with the Commission on July 25, 2002).

         10.13 Class A Warrant Certificate dated April 2, 2002, issued to Thomas K. Russell (incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed with the Commission on July 25, 2002).

         10.14 Class B Warrant Certificate dated April 2, 2002, issued to Thomas K. Russell (incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed with the Commission on July 25, 2002).

         10.15 Class A Warrant Certificate dated April 2, 2002, issued to Mark C. Russell (incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed with the Commission on July 25, 2002).

         10.16 Class B Warrant Certificate dated April 2, 2002, issued to Mark C. Russell (incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed with the Commission on July 25, 2002).

         10.17 Employment Agreement between MicroIslet of Delaware and Hartoun Hartounian dated June 23, 2000 (incorporated by reference to the Registrant's Form 10-KSB filed with the Commission on March 30, 2004).

         10.18 Amendment Agreement dated January 30, 2004 to Employment Agreement between MicroIslet of Delaware and Hartoun Hartounian dated June 23, 2000 (incorporated by reference to the Registrant's Form 10-KSB filed with the Commission on March 30, 2004).

         10.19 Employment Agreement between the Registrant and William Kachioff dated May 1, 2002 (incorporated by reference to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002 filed on March 28, 2003).

         10.20 Amendment Agreement dated January 30, 2004 to Employment Agreement between the Registrant and William Kachioff dated May 1, 2002 (incorporated by reference to the Registrant's Form 10-KSB filed with the Commission on March 30, 2004).

         10.21 Common Stock Purchase Agreement, dated as of April 1, 2003 between the Registrant and Fusion Capital Fund II, LLC (incorporated by reference to the Registrant's Current Report on Form 8-K dated and filed on April 2, 2003).

         10.22 Registration Rights Agreement, dated as of April 1, 2003 between the Registrant and Fusion Capital Fund II, LLC (incorporated by reference to the Registrant's Current Report on Form 8-K dated and filed on April 2, 2003).

         10.23 120 Day Note, dated April 11, 2003 between the Registrant and John J. Hagenbuch, Trustee U/D/T dated September 13, 1995 (incorporated by reference to Exhibit 10.18 to the Registrant's Form SB-2 filed April 15, 2003).

         10.24 Warrant Agreement, dated April 11, 2003 between the Registrant and John J. Hagenbuch, Trustee U/D/T dated September 13, 1995 (incorporated by reference to Exhibit 10.19 to the Registrant's Form SB-2 filed April 15, 2003).

         10.25 120 Day Note, dated May 12, 2003 between the Registrant and John J. Hagenbuch, Trustee U/D/T dated September 13, 1995 (incorporated by reference to Exhibit 10.1 to the Registrant's Form 8-K filed May 13, 2003).

         10.26 Warrant Agreement, dated May 12, 2003 between the Registrant and John J. Hagenbuch, Trustee U/D/T dated September 13, 1995 (incorporated by reference to Exhibit 10.2 to the Registrant's Form 8-K filed May 13, 2003).

         10.27 Amendment to 120 Day note, dated August 26, 2003 between the Registrant and John J. Hagenbuch, Trustee U/D/T dated September 13,1995 (incorporated by reference to Exhibit 10.1 to the Registrant's Form 8-K filed August 28, 2003).

         10.28 Warrant Amendment, dated August 26, 2003 between the Registrant and John J. Hagenbuch, Trustee U/D/T dated September 13,1995 (incorporated by reference to Exhibit 10.2 to the Registrant's Form 8-K filed August 28, 2003).

         10.29 Amendment to 120 Day note, dated August 26, 2003 between the Registrant and John J. Hagenbuch, Trustee U/D/T dated September 13,1995 (incorporated by reference to Exhibit 10.3 to the Registrant's Form 8-K filed August 28, 2003).

         10.30 Warrant Amendment, dated August 26, 2003 between the Registrant and John J. Hagenbuch, Trustee U/D/T dated September 13,1995 (incorporated by reference to Exhibit 10.4 to the Registrant's Form 8-K filed August 28, 2003).

         10.31    Form of Stock Purchase Agreement (incorporated by reference to
                  Exhibit 10.1 to the Registrant's Form 8-K filed on September 11, 2003).

         10.32 Amended and Restated Securities Purchase Agreement dated October 31, 2003 between the Registrant and the purchasers named therein (incorporated by reference to Exhibit 10.1 to the Registrant's Form 8-K filed November 3, 2003).

         10.33 Form of Warrant dated October 31, 2003 (incorporated by reference to Exhibit 10.2 to the Registrant's Form 8-K filed November 3, 2003).

         10.34 Form of Special Stock Option used in connection with option grants outside of Registrant's stock option plans (incorporated by reference to the Registrant's Registration Statement on Form S-8 filed September 26, 2003).

         10.35 Special Stock Option granted to Robert W. Anderson on November 10, 2003 (incorporated by reference to the Registrant's Form 10-KSB filed with the Commission on March 30, 2004).

         10.36 Special Stock Option granted to James R. Gavin III on November 10, 2003 (incorporated by reference to the Registrant's Form 10-KSB filed with the Commission on March 30, 2004).

         10.37 Special Stock Option granted to Steven T. Frankel on November 10, 2003 (incorporated by reference to the Registrant's Form 10-KSB filed with the Commission on March 30, 2004).

         10.38 Form of Securities Purchase Agreement dated as of March 16, 2004 (incorporated by reference to the Registrant's Form 10-KSB filed with the Commission on March 30, 2004).

         10.39 Form of Warrant Agreement dated as of March 16, 2004 (incorporated by reference to the Registrant's Form 10-KSB filed with the Commission on March 30, 2004).

         10.40 Table of Special Stock Options granted outside of Registrant's Stock Option plans (incorporated by reference to Exhibit 10.44 to the Registrant's Form 10-KSB filed March 30, 2005).

         10.41 Warrant Agreement, dated January 30, 2004, between the Registrant and Strategic Growth International, Inc. (incorporated by reference to Exhibit 10.3 to the Registrant's Form 10-QSB filed May 13, 2004).

   Exhibit No.    Document Description
   -----------    --------------------

         10.42 Warrant Agreement, dated April 1, 2004, between the Registrant and BetaDynamics, LLC (incorporated by reference to the Registrant's Form S-2 filed May 28, 2004).

         10.43 Warrant Agreement, dated April 1, 2004, between the Registrant and SBI Brightline VII, LLC (incorporated by reference to the Registrant's Form S-2 filed May 28, 2004).

         10.44 Warrant Agreement, dated May 25, 2004, between the Registrant and Strategic Growth International, Inc. (incorporated by reference to Exhibit 10.3 to the Registrant's Form 10-QSB filed August 13, 2004).

         10.45 MicroIslet Inc. Executive Performance Cash Bonus Plan (incorporated by reference to Exhibit 10.1 to the Registrant's Form 10-QSB/A filed February 15, 2005).

         10.46 Summary Sheet of Director and Executive Officer Compensation (incorporated by reference to Exhibit 10.45 to the Registrant's Form 10-KSB filed March 30, 2005).

         10.47 Short Term Supply Agreement dated February 23, 2005 between the Registrant and Mayo Foundation for Medical Education and Research (incorporated by reference to the Registrant's Form 8-K/A filed on March 29, 2005). +

         13.1 Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004 filed on March 30, 2005.

         21.1 List of Subsidiaries (incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed with the Commission on July 25, 2002).

         23.1 Consent of Sheppard, Mullin, Richter & Hampton LLP (reference is made to Exhibit 5.1).

         23.2     Consent of Deloitte & Touche LLP. (1)

         24.1 Power of Attorney for Robert W. Anderson, M.D., James R. Gavin III, M.D., Ph.D. and Steven T. Frankel. (2)

         24.2 Power of Attorney for Cynthia Ekberg Tsai and Myron A. Wick III (included as part of the signature page attached hereto).

(1) Filed herewith.

(2) Previously filed.

+ Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.